EXHIBIT (10)-x

As approved by the Committee on Management
of the Board of Directors on April 22, 1998
Amended on December 8, 1998, February 29, 2000,
and Amended and Restated as of January 2, 2002
Amended on December 1, 2003

RESTRICTED STOCK
DEFERRED COMPENSATION PLAN
1.	Introduction

This Restricted Stock Deferred Compensation Plan (the "Plan") provides the opportunity (a) for participants in the Bausch & Lomb Incorporated (the "Company") Long Term Incentive Plan (the "LTI Plan") to defer their awards of performance shares or performance units settled in shares under the LTI Plan, and, (b) where approved in advance by the Compensation Committee of the Company's Board of Directors, for recipients of restricted stock grants under the 1990 Stock Incentive Plan (the "1990 Plan") and the 2003 Long-Term Incentive Plan (the "2003 Plan") to defer their awards under such Plans.

2.	Effective Date
The effective date of this Plan is April 1, 1998 (the "Effective Date"). It covers eligible compensation earned after the Effective Date and deferred hereunder.
3.	Eligibility

Commencing on the Effective Date, the Plan is available to (a) all participants in the LTI Plan; (b) and recipients of select restricted stock grants (as described herein) under the 1990 Plan and 2003 Plan, in each case who (1) are in the active employ of the Company on the date they make a deferral election and (2) are with a select group of management or highly compensated employees as provided for in Title I of ERISA. Individuals who are not current participants in the LTI Plan will become eligible to participate in this Plan upon receipt of their first grant under the LTI Plan. Individual recipients of other select restricted stock grants under the 1990 Plan and 2003 Plan will become eligible to participate in this Plan only if the Compensation Committee so indicates with respect to a particular grant made to such person.

4.	Amount of Deferral

An eligible employee may become a participant in the Plan by electing to defer any grant or award under the LTI Plan or, where applicable, as to other restricted stock grants under the 1990 Plan or 2003 Plan. Deferrals must be as to an entire grant or award, and partial deferrals of individual grants or awards are not permitted.

5.	Time of Deferral Election
a)

A participant's election to defer compensation must be made by written notice to the Plan Administrator on behalf of the Company before the compensation is earned. Without limiting the generality of the foregoing, subparagraphs 5(b), 5(c), 5(d) and 5(e) identify particular instances as to when effective elections may be made.

b)

For any grants in the first calendar quarter of 1998 which have a performance cycle ending before to January 1, 1999, deferral elections may be made at any time after the Effective Date of this Plan but not later than April 30, 1998.

	c)	For any person newly eligible to participate in this Plan, as set forth in paragraph 3 hereof, an initial deferral election may be made at any time within 30 days of being newly eligible.
d)

For any LTI Plan grants with a performance cycle of greater than one year, deferral elections may be made at any time prior to the end of the Bausch & Lomb fiscal year next preceding the final Bausch & Lomb fiscal year of the performance cycle.

e)

For any other eligible grant under the 1990 Plan or 2003 Plan, which is not an LTI Plan grant, the election must be made prior to or within 60 days after the date of such grant or the Committee's approval for deferral of such grant. However, an election must be made no later than the end of the fiscal year next preceding the year in which all restrictions lapse.

6.	Deferral Election
a)

To defer compensation under the Plan, a participant must give written notice to the Plan Administrator. This notice must include (1) identification, by (A) Cycle End Date (as defined in the LTI Plan) of the grant to be deferred, or, (B) where applicable with respect to other eligible grants under the 1990 Plan or 2003 Plan, a sufficient description of the grant to be deferred to enable the Plan Administrator to identify the grant being deferred; (2) the distribution commencement date (i.e. retirement or date certain); (3) the method of distribution desired partial annual distribution of common shares or one-time full distribution of common shares) and, if partial annual distribution, the number of years of installment distributions; and (4) the designation of distribution to the participant's estate or beneficiary in the event of the participant's death. The Company will provide notice forms for deferral elections, which shall include identification of distribution methods and installments as may be approved in advance by the Plan Administrator.

b)

In connection with each election to defer compensation, a participant may irrevocably elect to receive a distribution at a future date. The date certain distribution shall be full distribution of common shares in an amount that is equal to the award deferred, plus amounts credited in the manner provided in 7(f) determined as of the valuation date immediately preceding the payout date. Each date certain distribution designated by the participant must be a December 31 of a year that is at least two years after the plan year in which the amount is actually deferred, as specifically elected by the participant. Actual distribution will be made within the sixty (60) days following the designated December 31 dates. By way of example, if a two-year date certain distribution is elected for amounts deferred in the plan year commencing January 1, 2004, the two-year distribution would occur within sixty (60) days after January 1, 2007. Any payment will be subject to the limitation described in Section 8g.

c)

Notwithstanding the preceding sentences or any other provision of this Plan that may be construed to the contrary, a Participant who is an active employee may, with respect to each date certain distribution, on a form determined by the Plan Administrator, make one or more additional deferral elections (a "Subsequent Election") to defer such date certain distribution to a plan year subsequent to the plan year originally (or subsequently) elected; provided, however, any such Subsequent Election will be null and void unless accepted by the Plan Administrator no later than one (1) year prior to the first day of the plan year in which, but for the Subsequent Election, such date certain distribution would be paid and such Subsequent Election is at least two (2) plan years from the plan year in which the date certain distribution, but for the Subsequent Election, would be paid.

d)

For deferral amounts where the participant has selected retirement as the distribution commencement date, the participant may annually change his or her election to an allowable alternative distribution method by submitting a new election form at least one year prior to the participant's retirement. The most recently submitted election form will govern the payout of all deferral amounts for which a retirement distribution commencement date has been elected. Distributions shall commence no later than sixty (60) days after the last day of the plan year in which the participant retires.

e)

If a participant elects to receive his or her deferred compensation in partial annual distribution of shares, the distributions will be calculated in the following manner: the participants account balance in shares at the distribution commencement date will be multiplied by a fraction, the numerator of which is 1, and the denominator of which is the number of remaining periods.

	f)	Retirement, for purposes of the Plan, shall mean the date on which the participant is both (i) at least age 55 and (ii) no longer employed by the Company.
g)

If a participant names someone other than his or her spouse as a beneficiary in the event of participant's death, a spousal consent form must be signed by that participant's spouse and returned to the Company.

7.	Deferred Compensation Investment Account
	a)	An investment account will be established for each participant ("Investment Account") to record all deferrals a participant makes under this Plan plus all earnings on these deferrals.
	b)	All deferrals will be deferred and, subject to subparagraphs (g) and (h) below, held in shares of Company Stock.
	c)	Prior to the vesting of any grants, deferred shares will be held by the Plan as Class B shares or restricted common shares of the Company.
d)

Upon vesting of any grants, shares previously held as Class B shares will be converted, on a one-to-one basis, to regular shares of Company Common stock and invested in a rabbi trust (the "Trust") established for this purpose. Restricted common shares will be invested in the Trust when restrictions lapse.

e)

If any grant does not vest, all shares theretofore held by the Company as Class B stock or restricted shares of common stock shall be forfeited and the participant's Investment Account shall be adjusted to reflect such forfeiture.

	f)	Dividends on deferred shares, whether vested or not, will be paid into the Trust and invested in regular shares of Company common stock.
g)

All investments in Investment Accounts under the Plan are hypothetical to the participant, regardless of whether or not the Plan holds Class B or Common shares, or other assets. At the time of each deferral of an award into the Plan, a participant will be credited with an imputed number of shares for the Investment Account. Participants will have no right to vote these imputed shares. Thereafter, the value of a participant's Investment Account will fluctuate in accordance with the actual performance of the Investment Account. Dividends on the imputed shares also will be credited to the participant's Investment Account. Distributions and forfeitures will be deducted from the Investment Account.

	h)	All vested deferred amounts shall remain invested in Company Common stock.
8.	Distribution of Deferred Compensation
a)

A participant's right to distribution of deferred compensation under the Plan is a contractual obligation of the Company to the participant, and his or her right to such monies or assets shall be an unsecured claim against the general assets of the Company. However, the Company has established the Trust as an irrevocable rabbi trust for participants for the purpose of holding, after vesting of awards, assets used to pay deferred compensation required to be paid by this Plan. The Company shall make periodic contributions to the Trust as may be required to fund amounts payable under the Plan. The Trust provides a participant with assurance that deferred monies or assets will be paid to the participant in accordance with the Plan, except in the event of the Company's bankruptcy or insolvency. Notwithstanding the establishment of the Trust, the Company remains ultimately responsible to pay deferred compensation to each participant. This obligation shall be met from the general assets of the Company if the Trust has insufficient funds to pay benefits.

b)

If, in the discretion of the Plan Administrator, a participant has a need for funds due to a financial emergency beyond the control of the participant, a distribution may be made to the participant from the vested funds in his or her account under the Trust at a date earlier than the distribution commencement date chosen by the participant at the time of deferral. A distribution based upon financial hardship may not exceed the amount required to meet the immediate financial need created by the hardship less the amount reasonably available to the participant from other sources. Notwithstanding the foregoing, a participant may not obtain a distribution based on financial hardship which would create liability of the participant to the Company under Section 16. As used herein, the term "Section 16" shall mean Section 16 of the Securities Exchange Act of 1934.

A participant requesting a hardship distribution must supply the Plan Administrator with a statement indicating the nature of the need creating the financial hardship, the fact that all other available resources are insufficient to meet the need, and any other information that the Plan Administrator deems necessary to evaluate whether a financial hardship exists.

c)

A participant may make an early withdrawal of vested funds or assets held in the participant's account under the Trust at anytime, subject to the following penalties:

     *   Forfeiture of 10% of the amount of fhe early withdrawal; and
     *   Suspension of eligibility to make further deferral elections for a period of five years.

Notwithstanding the foregoing, a participant may not obtain a distribution under this Subsection which would create liability of the participant to the Company under Section 16.
d)

In the event of a participant's death before he or she has received all of the deferred compensation distributions to which he or she is entitled, distributions will be made, according to the participant's deferral election pursuant to Section 6 hereof, to the participant's estate or beneficiary either (a) continuing in the same manner as designated with respect to distributions to the participant while living or (b) in a single lump sum distribution the value of which is determined as of the date immediately following the participant's death and paid on the first January 15 following such valuation date (or as soon as reasonably possible thereafter).

e)

All distributions made to participants under the Plan shall be made in shares of Company common stock and will be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities.

f)

Upon termination of employment with the Company, a participant's account balance shall be distributed in full unless the Plan Administrator determines, in its sole discretion for amounts over 1,000 shares, to cause the balance to be distributed in substantially equal annual distributions over no more than five (5) years. The full distribution shall be made or partial distribution shall commence no later than 60 days after the end of the plan year of the participant's termination of employment. Any payment shall be subject to the limitation described in Section 8g. Termination of employment shall mean the severing of employment with the Company, voluntarily or involuntarily, for any reason other than retirement, death, or authorized leave of absence. Notwithstanding the foregoing, a participant's distribution will not be made which would violate the securities laws or create liability of the participant to the Company under such laws.

g)

If the Company determines in good faith that there is a reasonable likelihood that any compensation paid to a participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Internal Revenue Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the participant pursuant to this Plan is deductible, the Company may defer all or any portion of such distribution under this Plan.

h)

Upon a Change of Control (as defined below) notwithstanding a participant's distribution commencement date with respect to any compensation deferred hereunder or method of payout with respect to any compensation deferred hereunder, all amounts in a participant's deferred compensation account (including earnings credited thereto) shall be due and payable to the participant in a cash lump sum payment within 15 days following the Change of Control; provided, however that amounts which shall be due and payable in accordance with this subparagraph 8(g) shall be paid, at the election of the participant, in a manner so as not to create liability of the participant to the Company under Section 16.

i)

Notwithstanding any other provisions to the contrary herein, all amounts invested in Company Common stock shall be paid to the participant upon distribution in Company Common stock or, at the sole option of the Company, in cash, based upon the market value of Company Common stock at the time of distribution.

	j)	For purposes of this Plan, Change of Control shall mean:

A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (i) (C) of this Section 8 are satisfied; or

B) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

C) Approval by the shareholders of the Company of a reorganization, merger, binding share exchange or consolidation, in each case, unless, following such reorganization, merger, binding share exchange or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, binding share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, binding share exchange or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, binding share exchange or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger, binding share exchange or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, binding share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, binding share exchange or consolidation; or

D) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

9.	Fail-Safe Provision Plan
a)

This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any participant to include in his or her federal gross income amounts accrued by the participant under the Plan on a date (an "Early Taxation Event") prior to the date on which such amounts are made available to him or her hereunder.

b)

Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the participant from being required to include in his or her federal gross income amounts accrued by the participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. By way of example, but not by way of limiting the generality of the foregoing, if a statute is enacted that would require a participant to include in his or her federal gross income amounts accrued by the participant under the Plan prior to the date on which such amounts are made available to him or her because of the participant's right to receive a distribution of a portion of his of her account under Section 8c, the right of all participants to receive distributions under Section 8c shall be null and void as of the effective date of that statute. If only a portion of a participant's account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts participants who have a certain status with respect to the Company, then only such participants shall be subject to this Section.

c)

If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

10.	Administration

The Treasurer of the Company, as the designee of the Compensation Committee of the Board of Directors, shall be the Plan Administrator and has the authority to control and manage the operation and administration of the Plan. The Investment Committee shall be the Investment Committee of Bausch & Lomb Incorporated.

11.	Assignability
No right to receive distributions under the Plan is transferable or assignable by a participant except by will or by the laws of descent and distribution
12.	Business Days
In the event any date specified falls on a Saturday, Sunday, or holiday, such date will be deemed to refer to the next business day thereafter.
13.	Amendment

The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors or the Compensation Committee of the Board of Directors of the Company. No such amendments, modification, or termination will, without the consent of the participant, adversely affect the participant's accruals in his or her deferred compensation account.

BAUSCH & LOMB INCORPORATED

By: /s/ David R. Nachbar David R. Nachbar Corporate Senior Vice President Human Resources
Dated: 31st of December, 2003